Exhibit 23.1
Consent of Independent Auditor
The Board of Directors
Omniture, Inc.
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145486), Form S-8 (No. 333-141352, 333-135405) and Form S-4 (No. 333-147597) of Omniture, Inc. of our report dated August 22, 2007, with respect to the consolidated financial statements of Offermatica Corporation and Subsidiaries as of December 31, 2006, and for the year then ended, which is included in this Current Report on Form 8-K filing.
/s/  Mayer Hoffman McCann P.C.

San Jose, California
January 9, 2008